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Exhibit 99.2

FOR IMMEDIATE RELEASE

Applied Analytical Industries, Inc. (AAI) Reports Third Quarter Results


Wilmington, North Carolina, November 2, 1999 -- Applied Analytical Industries, Inc. (NASDAQ:AAII) today reported results for the third quarter of 1999. Net sales for the quarter were $22.7 million, a decrease of $2.5 million, or 9.7% from net sales of $25.2 million reported for the third quarter of 1998. The company reported a net loss for the quarter of $1.5 million, versus net income of $1.9 million in the year-ago quarter. This equates to a loss of $0.08 per share compared with earnings per share of $0.11 a year ago. Research and development expenses for the quarter were $2.8 million, or 12.2% of sales, as compared with $1.4 million, or 5.5% of sales in the year-ago quarter. Product development revenues in the quarter were $2.1 million, reflecting a 20.4% increase over the $1.7 million reported in the third quarter of 1998.

Compared to the second quarter of 1999, sales increased by $1.0 million, or 4.7%, while the total cost of operations decreased by $1.3 million, or 5.0%. Thus, quarter-on-quarter, sales increased by $1.0 million, while costs decreased by $1.3 million. AAI signed $23.5 million in new fee-for-service contracts during the quarter. In addition, the company signed two significant product development agreements, including the single largest agreement in its history. This agreement was signed late in the third quarter and the signing payment is included in the quarter's product development revenue line.

CEO and Chairman Frederick Sancilio, Ph.D., noted, " We are pleased to have concluded the HMR and AstraZeneca agreements in recent months. Both confirm AAI's position as a recognized source for product development needs of our clients. We look forward to working with each of these firms in a cooperative way which will be rewarding to us all." Dr. Sancilio continued by saying "These contracts along with others signed during the third quarter will impact the fourth and subsequent quarters in a positive way. We are targeting fourth quarter revenues to grow over the third quarter by approximately 10%. Again reflecting the impact of these agreements, we expect our R&D spend rates to return to historical levels of 9% to 10% in the fourth quarter and for the upcoming year. We also anticipate licensing revenue growth of over 50% in 2000 compared to 1999. Additionally, consistent with the rate of new orders accumulated recently, I am comfortable with anticipating at least a 15% growth in our fee-for-service business next year. The third quarter results show significant improvement over the prior quarter. We believe we will continue this trend into subsequent quarters. The fundamentals of our business model are strong and validated by a healthy interest from our clients and success in recent contract negotiations. I am looking forward to the new year and harvesting some of the seeds that were sown during 1999."

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Information in this press release contains certain "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933 and Section 2lE of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to meet projected revenue and earnings, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees, regulatory approvals and industry outsourcing trends. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to its registration statement , as amended, its Annual Report on form 10-K, its form 8-Ks and its other periodic filings.

For further information contact Meg Humphrey, MD, VP of Strategic Development at AAI at 704-367-5119, or Ken Rabb, Phoenix Communications at 919-383-7779.



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APPLIED ANALYTICAL INDUSTRIES, INC.
 Condensed Consolidated Statement of Income


                                                            Three months ended             Nine months ended
                                                               September 30,                  September 30,
                                                          -----------------------       -----------------------
                                                            1999           1998           1999           1998
                                                          --------       --------       --------       --------
Net sales                                                 $ 22,715       $ 25,164       $ 70,521       $ 69,948
                                                          --------       --------       --------       --------

Operating costs and expenses:
   Direct costs                                             12,661         12,655         39,519         35,274
   Selling                                                   3,030          2,525          9,105          7,456
   General and administrative                                5,794          6,069         16,883         16,120
   Research and development                                  2,776          1,372          8,735          4,739
   Transaction, integration, and restructuring costs          --             --            6,400           --
                                                          --------       --------       --------       --------
                                                            24,261         22,621         80,642         63,589
                                                          --------       --------       --------       --------

   Income (loss) from operations                            (1,546)         2,543        (10,121)         6,359

Other income (expense):
   Interest income (expense), net                             (274)            82           (708)           343
   Other, net                                                    3            119            (46)           100
                                                          --------       --------       --------       --------
                                                              (271)           201           (754)           443
                                                          --------       --------       --------       --------

Income (loss) before income taxes                           (1,817)         2,744        (10,875)         6,802
Provision (benefit) for income taxes                          (359)           831         (2,681)         2,283
                                                          --------       --------       --------       --------
Net income (loss)                                         $ (1,458)      $  1,913       $ (8,194)      $  4,519
                                                          ========       ========       ========       ========


Basic earnings (loss) per share                           $  (0.08)      $   0.11       $  (0.48)      $   0.26
                                                          ========       ========       ========       ========
Weighted average shares outstanding                         17,205         17,109         17,203         17,104
                                                          ========       ========       ========       ========

Diluted earnings (loss) per share                         $  (0.08)      $   0.11       $  (0.48)      $   0.26
                                                          ========       ========       ========       ========
Weighted average shares outstanding                         17,205         17,666         17,203         17,693
                                                          ========       ========       ========       ========



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